Exhibit 23 (1)

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

H.E.R.C. PRODUCTS INCORPORATED
Phoenix, Arizona

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the previously filed Registration Statements (Nos. 33-92870, 333-5175, 333-13349 and 333-19361) of H.E.R.C. PRODUCTS INCORPORATED
of our report dated January 31, 1998, (which contained an explanatory paragraph relating to the Company's ability to continue as a going concern), relating to the consolidated financial statements of H.E.R.C. PRODUCTS INCORPORATED and subsidiaries appearing in the Company's Annual Report on Form-10KSB for the year ended December 31, 1998.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                                        /s/ BDO Seidman, LLP

Chicago, Illinois
March 29, 1999

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